Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

October 14, 2004

D.R. Horton, Inc.
1901 Ascension Blvd., Suite 100
Arlington, Texas 76006

Re: D.R. Horton, Inc. Offering of 4.875% Senior Notes due 2010

Ladies and Gentlemen:

     As counsel for D.R. Horton, Inc., a Delaware corporation (the “Company”), we are familiar with the Company’s Registration Statement on Form S-3 (as amended, the “Registration Statement”) (File No. 333-117531), filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2004 under the Securities Act of 1933 (as amended, the “Act”), the prospectus and prospectus supplement with respect thereto, dated October 7, 2004 (together, the “October 7 Prospectus”), with respect to the proposed offering by the Company of $200,000,000 aggregate principal amount of 4.875% Senior Notes due 2010 (the “Initial Notes”) of the Company, and the prospectus and prospectus supplement with respect thereto, dated October 8, 2004 (together, the “October 8 Prospectus”), with respect to the proposed offering by the Company of $50,000,000 aggregate principal amount of 4.875% Senior Notes due 2010 (the “Additional Notes”, and together with the Initial Notes, the “Notes”) of the Company. The Notes will be issued pursuant to the Indenture, dated as of June 9, 1997, as supplemented (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and American Stock Transfer & Trust Company, as trustee (the “Trustee”), as further supplemented by the Twenty-First Supplemental Indenture, to be dated as of October 15, 2004 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee, and will be guaranteed pursuant to the terms of the Indenture and the Supplemental Indenture and the notation thereof endorsed on the Notes on a senior basis by the Guarantors (the “Guarantees”). All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement. The Notes and related Guarantees, the Indenture and Supplemental Indenture are referred to herein as the “Note Documents.”

     For the purpose of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

D.R. Horton, Inc.
October 14, 2004

     (1) Amended and Restated Certificate of Incorporation, as amended, as filed with the Commission on April 13, 1999 as Exhibit 4.2 to the Company’s registration statement (No. 333-76175) on Form S-3;

     (2) Amendment to Amended and Restated Certificate of Incorporation, as amended, as filed with the Commission on February 18, 2003 as Exhibit 3.1(a) to the Company’s Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2002;

     (3) Amended and Restated Bylaws, as filed with the Commission on February 16, 1999 as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     (4) Indenture and the form of Supplemental Indenture (and form of Notes and related Guarantees);

     (5) Statement of Eligibility of the Trustee on Form T-1 for the Notes, filed as an exhibit to the Registration Statement; and

     (6) Such records of the corporate proceedings of the Company, such certificates and assurances from public officials, officers and representatives of the Company, and such other documents as we have considered necessary or appropriate for the purpose of rendering this opinion.

In rendering the opinion expressed below, we have assumed:

     (a) The genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

     (b) Each of the parties to the Note Documents other than the Company (including, without limitation, the Guarantors) is a validly existing corporation, limited partnership or limited liability company in good standing under the laws of its state of formation and has all requisite power and authority to execute, deliver and perform its obligations under each of the Note Documents to which it is a party, and the execution and delivery of such Note Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, regulation, order, judgment or decree applicable to such party.

D.R. Horton, Inc.
October 14, 2004

     (c) The Note Documents will be duly and validly executed and delivered by the Trustee. The Note Documents will constitute the legal, valid and binding agreements of the Trustee.

     (d) There are no agreements or understandings between or among the parties to the Note Documents that would expand, modify or otherwise affect the terms of the Note Documents or the respective rights or obligations of the parties thereunder.

     On the basis of the foregoing examination, and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that when the Notes and the Guarantees shall have been executed and authenticated as specified in the Indenture and Supplemental Indenture and offered and sold as described in the Registration Statement, the October 7 Prospectus and the October 8 Prospectus, the Notes and the Guarantees will be legally issued and binding obligations of the Company and the Guarantors, respectively.

     The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

     A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. Our opinions set forth herein are limited to the effect of the present state of applicable laws of the State of New York and the United States of America and to the facts as they presently exist. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed or to revise or supplement these opinions in respect of any circumstances or events that occur subsequent to the date hereof.

     B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, and (iii) laws affecting distributions by corporations, limited liability companies or partnerships to stockholders, members or partners.

     C. We express no opinion herein as to the effect on the Guarantees of any facts or circumstances that would constitute a defense to the obligation of a surety, unless such

D.R. Horton, Inc.
October 14, 2004

defense may be waived under applicable law and has been waived effectively by the Guarantors.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP